EXHIBIT 5

[LETTERHEAD OF SILVER, FREEDMAN & TAFF, L.L.P.]

August 30, 2005

Board of Directors
Citizens Community Bancorp
2174 EastRidge Center
Eau Claire, Wisconsin 54701

Members of the Board:

              We have acted as counsel to Citizens Community Bancorp (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to 149,046 shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), to be offered pursuant to Citizens Community Bancorp's 2004 Stock Option and Incentive Plan (the "Plan").

              We have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plan and agreements thereto, the Company's Charter, Bylaws, resolutions of its Board of Directors and such other documents and corporate records as we deem appropriate for the purpose of rendering this opinion.

              Based upon the foregoing, it is our opinion that the Common Stock covered by the Registration Statement will be, when and if issued, sold and paid for as contemplated by the Plan, legally issued and non-assessable shares of Common Stock of the Company.

              We hereby consent to the inclusion of our opinion as Exhibit 5 to this Registration Statement on Form S-8. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1833, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours, /s/ Silver, Freedman & Taff, L.L.P. SILVER, FREEDMAN & TAFF, L.L.P.